UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. _______)*



                                    DDi Corp.
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                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
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                         (Title of Class of Securities)

                                    233162304
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                                 (CUSIP Number)

   Paul Mercer, 4400 Harding Road, Nashville, Tennessee 37205, (615) 298-8315
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 12, 2003
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             (Date of Event which Requires Filing of this Statement)





If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

CUSIP No. 233162394
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1.   Names of Reporting  Persons.  I.R.S.  Identification  Nos. of above persons
     (entities    only).     Courage    Special    Situations    Master    Fund,
     L.P........................................................................

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)X.......................................................................

     (b)........................................................................

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3.   SEC Use Only...............................................................

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4.   Source of Funds (See Instructions)..00.....................................

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5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)....................................................................

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6. Citizenship or Place of Organization: Cayman Islands

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                    7. Sole Voting Power..None..................................

Number of           ------------------------------------------------------------
Shares
Beneficially        8. Shared Voting Power..None................................
Owned by
Each                ------------------------------------------------------------
Reporting
Person              9. Sole Dispositive Power..None.............................
With
                    ------------------------------------------------------------

                   10. Shared Dispositive Power ..None..........................

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11.  Aggregate   Amount    Beneficially   Owned   by   Each   Reporting   Person
     ..2,061,702*...............................................................

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12.  Check if the  Aggregate  Amount in Row (11)  Excludes  Certain  Shares (See
     Instructions)..............................................................

--------------------------------------------------------------------------------

13.  Percent     of     Class      Represented      by     Amount     in     Row
     (11)..8.2%.................................................................

--------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions)..PN............................


*The shares are beneficially owned by Courage Special Situations Master Fund, L.P. (the "Fund"), of which Courage Investments Inc., is the General Partner. By contract, the Fund has given Courage Capital Management, LLC ("Courage Capital"), as investment manager, the right to vote and dispose of those shares.


                                     2 of 12

CUSIP No. 233162394
--------------------------------------------------------------------------------

1.   Names of Reporting  Persons.  I.R.S.  Identification  Nos. of above persons
     (entities only). Courage Investments Inc...................................

--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)..X.....................................................................

     (b)........................................................................

--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................

--------------------------------------------------------------------------------

4.   Source of Funds (See Instructions) ..00.......................

--------------------------------------------------------------------------------

5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)....................................................................

--------------------------------------------------------------------------------

6. Citizenship or Place of Organization: Delaware

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                    7. Sole Voting Power.......None.............................

Number of           ------------------------------------------------------------
Shares
Beneficially        8.  Shared Voting Power.......None..........................
Owned by
Each                ------------------------------------------------------------
Reporting
Person              9.  Sole Dispositive Power.......None.......................
With
                    ------------------------------------------------------------

                   10.  Shared Dispositive Power .......None....................

--------------------------------------------------------------------------------

11.  Aggregate   Amount    Beneficially   Owned   by   Each   Reporting   Person
     ..2,061,702*...............................................................

--------------------------------------------------------------------------------

12.  Check if the  Aggregate  Amount in Row (11)  Excludes  Certain  Shares (See
     Instructions)..............................................................

--------------------------------------------------------------------------------

13.  Percent   of  Class   Represented   by  Amount  in  Row   (11)..8.2%.......

--------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions)..PN............................



*The shares are beneficially owned by Courage Special Situations Master Fund, L.P. (the "Fund"), of which Courage Investments Inc., is the General Partner. By contract, the Fund has given Courage Capital Management, LLC ("Courage Capital"), as investment manager, the right to vote and dispose of those shares.

                                     3 of 12

CUSIP No. 233162394

--------------------------------------------------------------------------------

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). HFR ED Special Situations Master Trust


2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)..X.....................................................................

     (b)........................................................................

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3.   SEC Use Only...............................................................

--------------------------------------------------------------------------------

4.   Source of Funds (See Instructions)..00.....................................

--------------------------------------------------------------------------------

5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)....................................................................

--------------------------------------------------------------------------------

6. Citizenship or Place of Organization: Bermuda

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                    7. Sole Voting Power.......None.............................

Number of           ------------------------------------------------------------
Shares
Beneficially        8. Shared Voting Power......None............................
Owned by
Each                ------------------------------------------------------------
Reporting
Person              9. Sole Dispositive Power......None.........................
With
                    ------------------------------------------------------------

                   10. Shared Dispositive Power........None.....................

--------------------------------------------------------------------------------

11.  Aggregate     Amount     Beneficially     Owned    by    Each     Reporting
     Person..199,116*...........................................................

--------------------------------------------------------------------------------

12.  Check if the  Aggregate  Amount in Row (11)  Excludes  Certain  Shares (See
     Instructions)..............................................................

--------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11)..0.8%...................

--------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions)..00............................


*The shares are beneficially owned by HFR ED Special Situations Master Trust ("HFR"). By contract, HFR has given Courage Capital, as investment manager, the right to vote and dispose of those shares.

                                     4 of 12

CUSIP No. 233162394

--------------------------------------------------------------------------------

1.   Names of Reporting  Persons.  I.R.S.  Identification  Nos. of above persons
     (entities only)..Courage Capital Management, LLC ..........................

--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)..X.....................................................................

     (b)........................................................................

--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................

--------------------------------------------------------------------------------

4.   Source of Funds (See Instructions)..00.....................................

--------------------------------------------------------------------------------

5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)....................................................................

--------------------------------------------------------------------------------

6. Citizenship or Place of Organization: Tennessee

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                    7. Sole Voting Power......None..............................

Number of           ------------------------------------------------------------
Shares
Beneficially        8. Shared Voting Power......None............................
Owned by
Each                ------------------------------------------------------------
Reporting
Person              9. Sole Dispositive Power......None.........................
With
                    ------------------------------------------------------------

                  10.  Shared Dispositive Power ......None......................

--------------------------------------------------------------------------------

11.  Aggregate     Amount     Beneficially     Owned    by    Each     Reporting
     Person..2,260,818*.........................................................

--------------------------------------------------------------------------------

12.  Check if the  Aggregate  Amount in Row (11)  Excludes  Certain  Shares (See
     Instructions)..............................................................

--------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11)..9.0%...................

--------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions)..00............................


*This amount represents the 2,061,702 shares beneficially owned by the Fund and the 199,116 shares beneficially owned by HFR. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of these shares.

                                     5 of 12

CUSIP No. 233162394

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1.   Names of Reporting  Persons.  I.R.S.  Identification  Nos. of above persons
     (entities only). Richard C. Patton ........................................

--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)..X.....................................................................

     (b)........................................................................

--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................

--------------------------------------------------------------------------------

4.   Source of Funds (See Instructions)..00.....................................

--------------------------------------------------------------------------------

5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)....................................................................

--------------------------------------------------------------------------------

6. Citizenship or Place of Organization: Tennessee

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                    7. Sole Voting Power..........2,260,818*....................

Number of           ------------------------------------------------------------
Shares
Beneficially        8. Shared Voting Power......................................
Owned by
Each                ------------------------------------------------------------
Reporting
Person              9. Sole Dispositive Power.....2,260,818*....................
With
                    ------------------------------------------------------------

                  10.  Shared Dispositive Power ................................

--------------------------------------------------------------------------------

11.  Aggregate     Amount     Beneficially     Owned    by    Each     Reporting
     Person..2,260,818*.........................................................

--------------------------------------------------------------------------------

12.  Check if the  Aggregate  Amount in Row (11)  Excludes  Certain  Shares (See
     Instructions)..............................................................

--------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11)..9.0%...................

--------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions)..IN............................


*This amount represents the 2,061,702 shares beneficially owned by the Fund and the 199,116 shares beneficially owned by HFR. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of these shares. Richard C. Patton is a principal of Courage Capital.

                                     6 of 12

CUSIP No. 233162394
--------------------------------------------------------------------------------

1.   Names of Reporting  Persons.  I.R.S.  Identification  Nos. of above persons
     (entities only). Donald Farris ............................................

--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)..X.....................................................................

     (b)........................................................................

--------------------------------------------------------------------------------

3.   SEC Use Only...............................................................

--------------------------------------------------------------------------------

4.   Source of Funds (See Instructions)..00.....................................

--------------------------------------------------------------------------------

5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)....................................................................

--------------------------------------------------------------------------------

6. Citizenship or Place of Organization: Tennessee

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                    7. Sole Voting Power...........2,260,818*...................

Number of           ------------------------------------------------------------
Shares
Beneficially        8. Shared Voting Power......................................
Owned by
Each                ------------------------------------------------------------
Reporting
Person              9. Sole Dispositive Power......2,260,818*...................
With
                    ------------------------------------------------------------

                  10.  Shared Dispositive Power ................................

--------------------------------------------------------------------------------

11.  Aggregate     Amount     Beneficially     Owned    by    Each     Reporting
     Person..2,260,818*.........................................................

--------------------------------------------------------------------------------

12.  Check if the  Aggregate  Amount in Row (11)  Excludes  Certain  Shares (See
     Instructions)..............................................................

--------------------------------------------------------------------------------

13.  Percent of Class Represented by Amount in Row (11)..9.0%...................

--------------------------------------------------------------------------------

14.  Type of Reporting Person (See Instructions)..IN............................

*This amount represents the 2,061,702 shares beneficially owned by the Fund and the 199,116 shares beneficially owned by HFR. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of these shares. Donald Farris is a principal of Courage Capital.

                                     7 of 12

Item
1.   Security and Issuer

Common Stock, par value $0.001 per share
DDi Corp.
1220 Samon Circle
Anaheim, California  92806

Item
2.   Identity and Background

     (a) Name: Courage Special Situations Master Fund, L.P.; HFR ED Special Situations Master Trust; Courage Capital Management, LLC; Richard C. Patton; Donald Farris (collectively "the "Filers")

     (b) See attached page for addresses.

     (c) Investment Management/Private Investment Funds

     (d) None.

     (e) None.

     (f) Richard Patton and Donald Farris, United States

Item
3. Source and Amount of Funds or Other Consideration

Funds were provided by limited partners investing in the private investment funds. The original purchase was convertible notes of the issuer. As part of a Chapter 11 reorganization, the notes were exchanged for the securities that are the subject of this filing.













                                     8 of 12

         HFR ED Special Situations Master Trust
         c/o HFR Asset Management, L.L.C.
         10 S. Riverside Plaza, Suite 1450
         Chicago, IL  60606

         Capital Management, LLC
         Richard C. Patton and Donald Farris
         4400 Harding Road
         Nashville, TN  37205

         Courage Special Situations Master Fund, L.P.
         Scotiatrust, 3rd Floor
         Scotia Center, Cardinal Avenue
         P.O. Box 501GT
         George Town, Grand Cayman
         Cayman Islands

         Courage Investments Inc.
         1403 Foulk Road, Suite 106-D
         Wilmington, Delaware  19803


















                                     9 of 12

Item
4.   Purpose of Transaction

     (a) The reporting persons have no express plans for the acquisition or disposition of securities other than as prudent for proper investment management of the funds.

     (b)  See item 3.

     (c)  None.

     (d) As part of the reorganization, Courage Capital Management, LLC acted as a member of the Ad Hoc Convertible Noteholders Committee. Prior to its membership, the Committee submitted nominees to the issuer Board. Those nominees were placed on the Board upon the Effective Date of the Issuer's Plan.

     (e) If requested by the Issuer, Courage Capital Management, LLC would consider giving assistance to Issuer in its capital raising efforts.

     (f)  None.


     (g) Issuers charter and bylaws were revised as part of the reorganization, and the Ad Hoc Committee made comments to drafts of same before they were finalized.

     (h)  None.

     (i)  None.

     (j)  None.

Item
5. Interest in Securities of the Issuer

     (a) See page 2 of cover page.















                                    10 of 12

     (b)  See page 2 of cover page.

     (c)  See item 3.

     (d) Limited partners of the funds will be allocated their proportionate share of dividends and proceeds. No single limited partner interest relates to more than 5% of the class of securities.

     (e)  N/A.

Item
6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

None.

































                                    11 of 12

Item
7.   Material to Be Filed as Exhibits

N/A

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 22, 2003
--------------------------------------------------------------------------------
Date

By:  /s/ Richard C. Patton
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Signature

Richard  C. Patton / Chief Manager
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Name/Title








































                                    12 of 12